EXHIBIT 23.2

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, of our Independent Auditors’ Report dated February 16, 2007, except for Note Q, which is dated May 24, 2007, regarding the statements of financial condition of Professional Business Bank as of December 31, 2006 and 2005, the related statements of income, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2006, which were included in the Company’s Prospectus on Form 424(b)(3), filed on October 15, 2007.

/s/ Vavrinek, Trine, Day & Co., LLP
Vavrinek, Trine, Day & Co., LLP

Laguna Hills, California
January 23, 2008